SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT Pursuant
                            to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934



Date of report (Date of earliest event reported):    January 13, 2005
                                                  -----------------------------

                          Source Direct Holdings, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                 (State of Other Jurisdiction of Incorporation)


       333-69414                                 98-0191489
(Commission File Number)                (IRS Employer Identification No.)


               4323 N. Commerce Circle, Idaho Falls, Idaho 83401
               (Address of Principal Executive Offices) (Zip Code)


                                  208-529-4114
              (Registrant's Telephone Number, Including Area Code)


                     2345 N. Woodruff, Idaho Falls, ID 83401
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          (Former Name or Former Address, if Changed Since Last Report)

Item 1.01.        Entry into a Material Definitive Agreement
Item 2.01.        Completion of Acquisition of Assets
Item 2.03         Creation of a Direct Financial Obligation

         Purchase of New Headquarters Building

         On January 13, 2005, Source Direct Holdings, Inc., a Nevada corporation with principal offices in Idaho Falls, Idaho (the "Company"), entered into agreements to purchase a new headquarters building.

         The Company entered into agreements with Nyle and Joann Randall (the "Randalls") for the purchase of the parcel of land located at 4323 Commerce Circle, Idaho Falls, Idaho, and the building located thereon (the "Property"). The purchase price for the Property was $800,000.

         The Company entered into a Note Secured by Deed of Trust (the "Note") and a Deed of Trust with the Randalls for payment of the purchase price. Pursuant to the terms of the Note, the Company is required to pay $5,882.19 on or before March 3, 2005, and the same amount on or before the third of each month thereafter. Any payment not made within 15 days of the due date will be assessed a late charge in the amount of $294.11. If no payment is made after a grace period of 15 days, the Randalls are required to give written notice to the Company of the deficiency, and the Company will then have 60 days to cure the deficiency.

         The Note bears interest at a rate of 8.5%, and matures and comes due on January 13, 2006.

         The Property consists of approximately 3,780 square feet of office space, and approximately 10,000 square feet of warehouse and manufacturing space. The Company anticipates that the new facilities will be suitable, appropriate, and adequate for its needs for the foreseeable future.

Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements. None.

         (b) Pro Forma Financial Information. Not Applicable.

(c) Exhibits.

10.1     Note Secured by Deed of Trust.

10.2     Deed of Trust.

99       Warranty Deed



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          Source Direct Holdings, Inc.


Date: January 25, 2005                         By: /s/ Deren Smith
      --------------------------------------      -----------------------
                                                  Deren Smith, President